Exhibit 99.1

                                      [LOGO]    Investor Relations Contact:
                                       HAWK     Hawk Associates, Inc.
                                    ASSOCIATES, Frank Hawkins and Julie Marshall
                                       INC.     Phone: (305) 451-1888
[LOGO] UTG                                      E-mail: info@hawkassociates.com
UNIVERSAL TRAVEL GROUP                          http://www.hawkassociates.com

10940 Wilshire Blvd.  Suite 1600                           ---------------------
Los Angeles, CA 90024                                      News Release: FINAL
Contact: Jacalyn Guo                                       FOR IMMEDIATE RELEASE
e-mail: : Jacalyn@chutg.com                                ---------------------
Phone: (310) 443-4151
www.chutg.com

            Universal Travel Group Newly-acquired Subsidiary Shanghai
            Lanbao Reports $1.3M Revenue for the First Six Months of
                                     FY '07
        Lanbao Reports Net Income of $770K for First Six Months of FY '07

LOS ANGELES and SHENZHEN, China - September 19, 2007 -- Universal Travel (OTCBB:
UTVG), which operates through its wholly owned subsidiary, Shenzhen Yu Zhi Lu Aviation Service Company Ltd. (YZL), a leading air travel and air cargo transportation agency in Southern China, announced today its newly-acquired subsidiary, Shanghai Lanbao, had unaudited revenues of $1.3 million and a net income of $770,707 for the first six months of 2007. Universal Travel noted that in the first half of fiscal 2007 Shanghai Lanbao had already surpassed its fiscal 2006 earnings, having reported revenue of $1.1 million and a net income of $730,000 for the fiscal year ended December 31, 2006.

The company, which acquired Shanghai Lanbao on August 8, 2007, is voluntarily releasing Shanghai Lanbao's 2007 unaudited financial data to provide investors with additional information regarding the newly-acquired subsidiary. These results are not consolidated in the company's recently reported second quarter results. The figures for the six-month period ended June 30, 2007 contained in this release are unaudited results, but the results for the fiscal year ended December 31, 2006 have been audited.

Shanghai Lanbao reported $794,851 in income from operations for the first six months of 2007, a substantial increase from the total income from operations of $662,452 reported in fiscal year ended December 31, 2006. Total assets as of June 30, 2007 were $1.5 million, up 32% from $1.1 million as of December 31, 2006. Cash as of June 30, 2007 was $28,510, up 121% from $12,899 on December 31,
2006. Additional information and financial results will be available in the 8K/A to be filed with the Securities and Exchange Commission today.

Universal Travel Group Chairwoman and CEO Jiangping Jiang said, "During the first half of the 2007 fiscal year, Shanghai Lanbao has already surpassed its 2006 fiscal year revenue and net income. Shanghai Lanbao's operational success during this first half of the year highlights its value as a growth vehicle for our company. Our goal is to become China's leading full-service travel agency, providing superior service to customers and maximizing returns for shareholders."

Jiang, Secretary of the Board Jing Xie and VP of Corporate Development Jacalyn Guo will give a PowerPoint presentation that will include more information about the Shanghai Lanbao acquisition at 5:00 p.m. EDT on September 20, 2007 as part of the Maxim Group Growth Conference in New York City. The one-day event will feature presentations and one-on-one meetings with executives from over 70 domestic and international companies.

To view the streaming video presentation and PowerPoint, visit http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=UTVG.OB&item_id=1637425 which will be activated at the time of the presentation. It is recommended that interested parties register at Maxim Group's conference website at least 15 minutes prior to the start of the presentation to ensure timely access. The webcast will be archived and available for approximately three months after the presentation.

About Maxim Group

Maxim Group is a leading investment banking, securities and investment management firm. The company's mission is to maximize clients' wealth by providing unbiased advice and superior performance in Maxim's core disciplines, including Asset Management, Capital Markets, Estate Planning, Investment Banking, and Wealth Management. For more information, visit http://www.maximgrp.com/.

About Universal Travel Group

Universal Travel Group, a leading air travel and air cargo transportation agency in Southern China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include booking services for air tickets and hotels as well as air cargo transportation and tour packaging for customers. Universal Travel recently completed the acquisitions of Shenzhen Speedy Dragon Enterprise Ltd., a nationwide cargo logistics company, Xi'an Golden Net Travel Serve Service Co., Ltd. which provides air tickets, train tickets and packaged tours, and Shanghai Lanbao Travel Service Co., Ltd., which owns and manages the award winning China Booking Association website http://www.cba-hotel.com/. Universal Travel's goal is to become China's leading travel services provider in the aviation, cargo, hotel booking and tour packaging segments. For more information, visit www.chutg.com.

About Shanghai Lanbao

Shanghai Lanbao owns and manages the award winning China Booking Association website, http://www.cba-hotel.com/, which receives about 200,000 visitors daily. The company expects to become one of the top three hotel booking industry providers in China by the end of 2008. Shanghai Lanbao's goal is to become a global provider of hotel, aviation and tourism information by 2012.

A profile for Universal Travel Group investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at (310) 443-4151, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall,

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Forward-looking Statement

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.